CONSOLIDATED STATEMENTS OF EARNINGS

            In thousands,        Year Ended May 31       1995              1994                1993
            except per share
------------------------------------------------------------------------------------------------------
SALES      Net sales                                  $1,483,569       $1,285,134           $1,113,242
           Cost of goods sold                          1,244,633        1,093,350              938,342
                                                      ----------       ----------           ----------
                                      Gross Margin       238,936          191,784              174,900
           Selling, general and                           85,102           72,372               68,809
           administrative expense                     ----------       ----------           ----------

                                  Operating Income       153,834          119,412              106,091
             Other income (expense):

           Miscellaneous income                              573              389                  598
           Interest expense                               (6,036)          (3,017)              (3,421)
           Equity in net income of                        38,327           18,851                4,587
             unconsolidated affiliates                ----------       ----------           ----------

                                   Earnings Before       186,698          135,635              107,855
                                      Income Taxes        70,012           50,782               39,907
                                                      ----------       ----------           ----------

EARNINGS                              Net Earnings      $116,686          $84,853              $67,948
                                                      ==========       ==========           ==========

                                    Average Common        90,730           90,378               89,699
                                Shares Outstanding

EARNINGS PER SHARE              Earnings Per Share         $1.29             $.94                 $.76
                                                      ==========       ==========           ==========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


Dollars in thousands, except for per share                 1995         1994          1993
------------------------------------------------------------------------------------------
  COMMON               Balance at beginning of year        $906          $601         $595
  SHARES               Sale of common shares under
                         stock option plan, (198,444
                         in 1995; 375,155 in 1994;
                         909,539 in 1993)                     2             4            7
                       Par value of shares issued             -           301            -
                        in connection with share split
                       Purchase and retirement of common
                         shares, (1,436 in 1994;
                         181,200 in 1993)                     -             -           (1)
                                                       --------      --------     --------
                                   Balance at May 31       $908          $906         $601
                                                       --------      --------     --------

ADDITIONAL             Balance at beginning of year     $96,427       $81,250      $71,623
PAID-IN                Sale of common shares under
CAPITAL                  stock option plan, (198,144
                         in 1995; 375,155 in 1994;
                         909,539 in 1993)                 2,569         3,875        8,596
                       Sale of shares under dividend
                         reinvestment plan,               1,664         1,471        1,179
                         (81,102 in 1995; 74,101 in
                         1994; 76,598 in 1993)
                         Par value of shares issued
                           in connection with share
                           split                               -         (301)           -
                       Transactions of unconsolidated
                         affiliate                        2,073        10,134            -
                       Purchase and retirement of
                         common shares, (1,436 in
                         1994; 181,200 in 1993)                -           (2)        (148)
                                                       --------      --------     --------
                                  Balance at May 31    $102,733       $96,427      $81,250
                                                       --------      --------     --------
 MINIMUM
 PENSION               Balance at beginning of year     ($1,674)        ($230)           -
 LIABILITY             Transactions of unconsolidated
                         affiliate                          803        (1,444)       ($230)
                                                       --------      --------     --------
                                  Balance at May 31       ($871)      ($1,674)       ($230)
                                                       --------      --------     --------
 TRANSLATION           Balance at beginning of year           -             -            -
 ADJUSTMENT            Foreign currency translation
                         adjustment                       ($146)            -            -
                                                       --------      --------     --------
                                  Balance at May 31       ($146)            -            -
                                                       --------      --------     --------
 RETAINED              Balance at beginning of year    $408,234      $356,567      $320,078
 EARNINGS              Net earnings                     116,686        84,853        67,948
                       Cash dividends declared:
                         (per share: $.410 in 1995;
                         $.367 in 1994; $.327 in
                         1993)                          (37,212)      (33,161)      (29,329)
                       Purchase and retirement of
                         common shares, (1,436 in
                         1994; 181,200 in 1993)               -           (25)       (2,130)
                                                       --------      --------      --------
                                  Balance at May 31    $487,708      $408,234      $356,567
                                                       --------      --------      --------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

           Dollars in thousands        May 31             1995          1994
------------------------------------------------------------------------------
ASSETS     Current Assets
             Cash and cash equivalents                $   2,003      $  13,275
             Accounts receivable, less allowances
               of $2,397 and $2,535 at May 31,
               1995 and 1994                            216,443        189,741
             Inventories
               Raw materials                            142,738        125,243
               Work in process and finished products     58,140         59,639
                                                      ---------      ---------
                                                        200,878        184,882
               Prepaid expenses and other current
                 assets                                  32,578         25,218
                                                      ---------      ---------
                              Total Current Assets      451,902        413,116

            Investment in Unconsolidated Affiliates     104,764         51,961
            Other Assets                                 25,381         25,935

            Property, Plant and Equipment
              Land                                       11,383          9,765
              Buildings                                 122,073        109,724
              Machinery and equipment                   427,927        390,685
              Construction in progress                   27,903         21,375
                                                      ---------      ---------
                                                        589,286        531,549
              Less accumulated depreciation             254,369        223,988
                                                      ---------      ---------
                                                        334,917        307,561
                                                      ---------      ---------
                               Total Assets           $ 916,964      $ 798,573
                                                      =========      =========
LIABILITIES
            Current Liabilities
              Accounts payable                        $  87,329      $  97,699
              Notes payable                              38,200         10,000
              Accrued compensation, contributions to
                employee benefit plans and related
                taxes                                    31,741         29,280
              Dividends payable                           9,992          9,056
              Other accrued items                         8,597          8,135
              Income taxes                                2,709          6,206
              Current maturities of long-term debt          660          1,490
                                                      ---------      ---------
                            Total Current Liabilities   179,228        161,866

              Other Liabilities                          18,055         19,445

              Long-Term Debt                             53,476         54,136

              Deferred Income Taxes                      75,873         59,233

              Contingent Liabilities -- Note G

EQUITY        Shareholders' Equity
                Preferred shares, $1.00 par value,
                  authorized -- 1,000,000 shares, issued
                  and outstanding -- none                    -              -
                Common shares, $.01 par value, authorized
                  -- 150,000,000 shares, issued and
                  outstanding -- 1995 -- 90,840,328
                  shares; 1994 -- 90,561,082 shares         908            906
                Additional paid-in capital              102,733         96,427
                Minimum pension liability of
                  unconsolidated affiliate                 (871)        (1,674)
                Foreign currency translation adjustment    (146)             -
                Retained earnings                       487,708        408,234
                                                      ---------      ---------
                                                        590,332        503,893
                            Total Liabilities and     ---------      ---------
                             Shareholders' Equity     $ 916,964      $ 798,573
                                                      =========      =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


In thousands          Year Ended May 31          1995        1994        1993
------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net earnings                                   $116,686    $84,853     $67,948
Adjustments to reconcile net earnings to
  net cash provided by operating activities:
    Depreciation                                 34,129     32,385      29,204
    Gain on sale of short-term investments          -         (911)         -
    Provision for deferred income taxes          15,541      7,911       5,995
    Equity in undistributed net income of
      unconsolidated affiliates                 (37,847)   (19,345)     (4,587)
    Changes in assets and liabilities:
      Short-term investments                        -           -          129
      Accounts receivable                       (26,702)   (20,886)    (18,684)
      Inventories                               (15,996)   (25,895)    (21,326)
      Prepaid expenses and other current assets  (7,418)    (6,460)       (563)
      Other assets                                  554     (6,576)    (14,618)
      Accounts payable and accrued expenses     (11,156)     4,001      25,755
      Other liabilities                          (1,390)    11,777      (3,443)
      Long-term deferred income taxes               -           -          114
                                               --------   --------    --------
                Net Cash Provided By Operating
                  Activities                     66,401     60,854      65,924

INVESTING ACTIVITIES
Investment in property, plant and equipment,
  net                                           (61,485)   (46,554)    (29,140)
Investments in unconsolidated affiliates        (10,857)       -           -
Other, net                                          -        1,287         -
                                               --------   --------    --------
                Net Cash Used By Investing
                  Activities                    (72,342)   (45,267)    (29,140)

FINANCING ACTIVITIES
Proceeds from short-term borrowings              28,200     10,000         -
Proceeds from long-term debt                     27,000        -           -
Principal payments on long-term debt            (28,490)    (1,165)     (3,263)
Proceeds from issuance of common shares           4,235      5,350       9,782
Repurchase of common shares                         -          (27)     (2,279)
Dividends paid                                  (36,276)   (33,161)    (29,329)
                Net Cash Used By Financing     --------   --------    --------
                  Activities                     (5,331)   (19,003)    (25,089)
Increase (decrease) in cash and cash           --------   --------    --------
  equivalents                                   (11,272)    (3,416)     11,695
Cash and cash equivalents at beginning of year   13,275     16,691       4,996
                Cash and Cash Equivalents at   --------   --------    --------
                  End of Year                    $2,003    $13,275     $16,691
                                               ========   ========    ========

See notes to consolidated financial statements.


INDUSTRY SEGMENT DATA


            In thousands        May 31        1995          1994          1993
------------------------------------------------------------------------------
SALES
Net Sales
  Processed steel products                $ 1,028,326   $   920,199   $   767,682
  Custom products                             302,096       249,459       241,916
  Cast products                               153,147       115,476       103,644
                                          -----------   -----------   -----------
                                          $ 1,483,569   $ 1,285,134   $ 1,113,242
                                          ===========   ===========   ===========
EARNINGS
Operating Income
  Processed steel products                $   112,390   $    98,062   $    79,187
  Custom products                              19,754        15,334        20,360
  Cast products                                21,690         6,016         6,544
                                          -----------   -----------   -----------
                                              153,834       119,412       106,091
  Miscellaneous income                            573           389           598
  Interest expense                             (6,036)       (3,017)       (3,421)
  Equity in net income of unconsolidated
    affiliates                                 38,327        18,851         4,587
                                          -----------   -----------   -----------
                                          $   186,698   $   135,635   $   107,855
                                          ===========   ===========   ===========
ASSETS
Identifiable Assets
  Processed steel products                $   507,073   $   471,458   $   428,891
  Custom products                             165,619       138,015       117,856
  Cast products                                78,099        75,733        69,843
  Corporate                                    61,409        61,406        59,674
                                          -----------   -----------   -----------
                                              812,200       746,612       676,264
  Investment in unconsolidated affiliates     104,764        51,961        17,945
                                          -----------   -----------   -----------
                                          $   916,964   $   798,573   $   694,209
                                          ===========   ===========   ===========
DEPRECIATION
Depreciation Expense
  Processed steel products                $    19,041   $    19,075   $    17,745
  Custom products                               8,710         7,047         5,598
  Cast products                                 4,362         4,095         3,900
  Corporate                                     2,016         2,168         1,961
                                          -----------   -----------   -----------
                                          $    34,129   $    32,385   $    29,204
                                          ===========   ===========   ===========
EXPENDITURES
Capital Expenditures
  Processed steel products                $    31,869   $    14,693   $     9,876
  Custom products                              22,254        19,086        12,640
  Cast products                                 4,041         6,787         5,283
  Corporate                                     3,321         5,988         1,341
                                          -----------   -----------   -----------
                                          $    61,485   $    46,554   $    29,140
                                          ===========   ===========   ===========

() Indicates deduction

Corporate expenses are allocated on a consistent basis among industry segments over the five-year period. Earnings are before income taxes and cumulative effect of accounting changes. "Capital expenditures" are net of normal disposals and exclude amounts in connection with acquisitions and divestitures.

See notes to consolidated financial statements.

               Notes To Consolidated Financial Statements


NOTE A - Summary of Significant Accounting Policies

Consolidation: The consolidated financial statements include  the  accounts

of   Worthington   Industries,  Inc.  and  Subsidiaries  (the   "Company").

Investments in unconsolidated affiliates are accounted for using the equity method.  Significant intercompany accounts and transactions are eliminated.

Certain reclassifications were made to prior years' amounts to conform with the 1995 presentation.

      Cash  and Cash Equivalents:  The Company considers all highly  liquid investments purchased with a maturity of three months or less  to  be  cash equivalents.

      Inventories:  Inventories are valued at the lower of cost or  market.

Cost  is  determined  using the specific identification  method  for  steel processing and the first-in, first-out method for all other businesses.

      Property and Depreciation:  Property, plant and equipment are carried at  cost  and depreciated using the straight-line method over the estimated useful lives of the assets.  Accelerated depreciation methods are used  for income tax purposes.

      Capitalized  Interest:  Interest is capitalized  in  connection  with construction of qualified assets.  Under this policy, interest of  $529,000 was capitalized in 1995.

      Post  Retirement Benefits Other Than Pensions:  The  Company  adopted

Financial  Accounting Standards Board issued Statement No. 106, "Employer's

Accounting  for  Post  Retirement Benefits Other Than Pensions,"  effective

June  1,  1993.   The adoption of this Statement did not  have  a  material

impact  on  the  Company's  operating results or  financial  position.   As

permitted  by  Statement  106,  the Company  elected  not  to  restate  the financial statements of prior years.

      Statements  of  Cash Flows:  With respect to non-cash  activities  in fiscal 1994, the Company recorded its increased equity from the Rouge Steel

Company's  initial  public  offering as  an  increase  in   investments  in

unconsolidated affiliates of $3,215,000 in 1995 and $15,451,000 in 1994 and additional  paid-in-capital (net of deferred taxes) of $2,073,000  in  1995 and  $10,134,000 in 1994.  During fiscal 1993, $6,282,000 of inventory  and

$3,421,000   of   fixed  assets  were  reclassified   to   investments   in

unconsolidated   affiliates  as  the  initial  investment  in   Worthington

Armstrong Venture.

      Supplemental cash flow information for the years ended May 31, is  as follows:

In thousands                               1995        1994         1993
-------------------------------------------------------------------------

Interest paid                            $6,688     $  2,973     $  3,957

Income taxes paid                        60,520       39,957       35,548



      Fair  Value  of  Financial Instruments:  The  following  methods  and assumptions  were used by the Company in estimating the fair value  of  its financial instruments:

      Cash  and  cash equivalents, other assets, and long-term debt  -  The carrying amounts reported in the balance sheets approximate fair value.

     The concentration of credit risks from financial instruments, related to the markets discussed in Review of Operations starting on page 5 is not expected to have a material effect on the Company's consolidated financial position, cash flow or future results of operations.

NOTE B - Shareholders' Equity

On September 16, 1993, the Company's Board of Directors authorized a three-

for-two  split  of the common shares, with distribution of  the  additional shares on October  22, 1993, to holders of record on October 1, 1993.  Also on  September  16,  1993,  the shareholders adopted  an  amendment  to  the

Certificate  of  Incorporation of the Company to  increase  the  authorized number  of  common  shares from 100,000,000 shares to  150,000,000  shares.

References in this annual report to per share amounts and to the number  of common  shares  have been adjusted, where appropriate, to give  retroactive effect to the share split.

      The  Board  of Directors is empowered to determine the issue  prices,

dividend  rates, amounts payable upon liquidation, voting rights and  other terms of the preferred shares when issued.

NOTE C - Debt

Debt at May 31, is summarized as follows:

  In thousands                                 1995      1994
---------------------------------------------------------------
Short-term notes payable to bank -          $38,200     $10,000
  unsecured
Industrial development revenue
  bonds and notes                            14,136      14,909
Notes payable to banks - unsecured           13,000      40,000
Revolver                                     27,000
Other                                                       717
                                            -------     -------
                                             92,336      65,626
Less current maturities                      38,860      11,490
                                            -------     -------
                                            $53,476     $54,136
                                            =======     =======


     The Company had short-term notes payable to bank totaling $38,200,000,

at  May 31, 1995.  The rate for these borrowings, which was 6.4% at May 31,

1995, is based on the bank's cost of funds plus a fixed percent.

      The  industrial development revenue bonds and notes (IRBs)  represent loans  to purchase or obligations to lease facilities and equipment costing

$24,601,000.   The  leases  are  accounted  for  as  lease  purchases  with ownership  passing  to  the  Company at the expiration  dates  for  nominal amounts.  The IRBs mature serially through 2011 and may be retired in whole or  in  part  at  any time.  At May 31, 1995, the IRBs have fixed  interest rates; $10,605,000 at 5.9% and the remainder at 8.0%.

      During  the  year  ended  May 31, 1995, the Company  entered  into  a

$150,000,000 revolving credit agreement with five banks.  It is a five year commitment  with  two annual extension options.  The rate  of  interest  is determined  at  the time of borrowing, based upon a choice  of  options  as specified  in the agreement, and was 6.2% at May 31, 1995. This  agreement,

of  which $123,000,000 was unused at May 31, 1995, replaced the $40,000,000

committed,  unsecured line of credit available during fiscal 1995.   During

fiscal 1995, the $27,000,000 evergreen note payable to bank outstanding  at

May  31,  1994, was paid off by using the revolver. During June  1995,  the

$13,000,000  unsecured bank note payable was also paid  off  by  using  the revolver.

     Various debt agreements place restrictions on financial conditions and require  maintenance  of certain ratios.  One of these restrictions  limits cash  dividends and certain other payments to $3,000,000 plus  75%  of  net earnings,  as  defined, subsequent to May 31, 1976.  Retained  earnings  of

$319,699,000 were unrestricted at May 31, 1995.

      Principal  payments  on  long-term  debt,  including  lease  purchase obligations,  in  the  next  five fiscal years  are  as  follows:  1996  --

$660,000; 1997 -- $660,000; 1998 -- $4,191,000; 1999 -- $660,000;  2000  --

$660,000; and thereafter -- $47,305,000.

      The  Company  is  guarantor on bank loans  for  four  separate  joint

ventures.   The guarantees totaled $37,562,000 at May 31, 1995, and  relate to  debt with varying maturities.  The Company believes the guarantees will not  significantly  affect the consolidated financial  position  or  future results of operations.

NOTE D - Income Taxes

Income taxes for the years ended May 31, were as follows:

    In thousands               1995         1994         1993
--------------------------------------------------------------
Current:  Federal            $45,559      $36,907      $29,329
          State and local      8,912        5,964        4,583
Deferred: Federal             14,382        7,627        5,145
          State                1,159          284          850
                             -------      -------      -------
                             $70,012      $50,782      $39,907
                             =======      =======      =======


      Under  Statement of Financial Accounting Standards Board number  109,

"Accounting  for Income Taxes," the liability method is used in  accounting for  income  taxes. Under this method, deferred tax assets and  liabilities are  determined  based on differences between financial reporting  and  tax bases  of assets and liabilities, and are measured using enacted tax  rates and  laws  that  will  be in effect when the differences  are  expected  to reverse.  Prior to the adoption of Statement 109, during fiscal 1993 income tax expense was determined using the deferred method.  Deferred tax expense was based on items of income and expense reported in different years in the financial statements and tax returns and measured at the tax rate in effect in the year the difference originated.

      Deferred  income  taxes  reflect the net  tax  effects  of  temporary differences  between  the carrying amounts of assets  and  liabilities  for

financial  reporting  and the amounts used for income  tax  purposes.   The

components of the Company's deferred tax liabilities and assets as  of  May

31 are as follows:


In thousands                                        1995          1994
-----------------------------------------------------------------------
Deferred tax assets:
     Allowance for doubtful accounts               $1,284        $1,332
     Inventory                                      1,375           939
     Accrued expenses                               3,888         4,393
     Income taxes                                   2,460         1,665
     Other                                            388           360
                                                   ------        ------
                                                    9,395         8,689

     Deferred tax liabilities:
         Property, plant and equipment             45,426        42,680
         Undistributed earnings of unconsolidated
           affiliates                              30,447        16,553
                                                  -------       -------
                                                   75,873        59,233
                                                  -------       -------
Net deferred tax liability                        $66,478       $50,544
                                                  =======       =======

The components of deferred income tax expense resulted from the use of the following:

In thousands                                          1993
-----------------------------------------------------------
Accelerated depreciation                             $4,379
Undistributed earnings of unconsolidated equity       1,026
  affiliates
Other items                                             590
                                                     ------
                                                     $5,995
                                                     ======

      The reasons for the difference between the effective income tax rate and the statutory federal income tax rate were as follows:

                                   1995      1994      1993
------------------------------------------------------------
Federal statutory rate             35.0%     35.0%     34.0%
State and local income taxes,
  net of federal tax benefit        3.6       3.0       3.3
Other                              (1.1)      (.6)      (.3)
                                   ----      ----      ----
                                   37.5%     37.4%     37.0%
                                   ====      ====      ====

NOTE E - Employee Benefit Plans
     Nonunion employees of the Company participate in a current cash profit sharing plan and a deferred profit sharing plan. Contributions to and costs of these plans are determined as a percentge of the Company's operating income.
     Certain operations have non-contributory defined benefit pension plans covering a majority of their employees qualified by age and service. Company contributions to these plans comply with ERISA's minimum funding requirements.

      A summary of the components of net periodic pension cost for the defined benefit plans in 1995, 1994 and 1993, and the contributions charged to pension expense for the defined contribution plans follows:

In thousands                                  1995        1994        1993
--------------------------------------------------------------------------
Defined benefit plans:
  Service cost (benefits earned during
    the period)                             $1,078       $1,089      $1,115
  Interest cost on projected benefit
    obligation                               3,091        2,875       2,806
  Actual return on plan assets              (3,884)      (1,222)     (5,666)
  Net amortization and deferral                283       (2,544)      1,990
  Net pension cost on defined benefit       ------       ------      ------
    plans                                      568          198         245
Defined contribution plans                   4,985        3,935       3,387
                                            ------       ------      ------
  Total pension expense                     $5,553       $4,133      $3,632
                                            ======       ======      ======

       Pension expense was calculated assuming a weighted average discount rate and an expected long-term rate of return on plan assets of 8%. Plan assets consist principally of listed equity securities and fixed income instruments. The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheet for defined benefit pension plans at May 31:


                                 Plans Whose         Plans Whose
                                Assets Exceed        Accumulated
                                 Accumulated           Benefits
                                  Benefits          Exceed Assets
                               ------------------------------------
In thousands                     1995     1994      1995     1994
-------------------------------------------------------------------
Actuarial present value of
  benefit obligations:
    Vested                      $35,546  $34,640    $6,361   $5,260
                                =======  =======    ======   ======
    Accumulated                 $35,945  $35,327    $6,590   $5,497
                                =======  =======    ======   ======
Projected benefit obligation    $35,945  $35,327    $6,590   $5,497
Plan assets at fair value        43,922   40,935     5,022    4,607
Projected benefit obligation    -------  -------    ------   ------
  less than (in excess of)
  plan assets                   $ 7,977  $ 5,608   $(1,568) $ (890)
                                =======  =======   =======  ======
     Comprised of:
Accrued pension cost            $   -    $   -     $(1,361) $ (718)
Prepaid pension cost              2,030    1,334       -        -
Unrecognized:
  Net gain                       10,905    9,575        60     (31)
  Prior service cost             (6,950)  (7,568)   (1,393)   (631)
Unrecorded net asset
  (obligation) at transition,
  net of amortization             1,992    2,267       (45)    (41)
Adjustment to recognize
  minimum liability                 -        -       1,171     531
                                -------  -------   -------  ------
                                $ 7,977  $ 5,608   $(1,568) $ (890)
                                =======  =======   =======  ======

NOTE F -- Stock Options

Under its employee stock option plans, the Company may grant employees incentive stock options to purchase shares at not less than 100% of market value at date of grant or non-qualified stock options at a price determined by the Stock Option Committee. Generally, options are exercisable at the rate of 20% a year beginning one year from date of grant and expire ten years thereafter.
     The following table summarizes the option plans:

In thousands,
except per share             Price Range               Number of Options
                              Per Share            1995      1994      1993
---------------------------------------------------------------------------
Exercised                    $2.62-$9.50            198       375       909
At May 31,
  Granted                      $19.25               882
  Outstanding                $4.68-$19.25         1,821     1,164     1,541
  Exercisable                                     1,115       933     1,143
  Available for grants                            3,618     4,500     4,500


The options outstanding at May 31, 1995, were held by 306 persons, had an average exercise price of $13.97 per share and had expiration dates ranging from May 1997 to June 2004.

NOTE G -- Contingent Liabilities

      The  Company is a defendant in certain legal actions.  In the opinion of  management,  the  outcome  of  these  actions,  which  is  not  clearly determinable  at  the  present  time, would not  significantly  affect  the

Company's consolidated financial position or future results of operations.

NOTE H - Industry Segment Data

     Industry segment descriptions on page 1, Company locations on page 32,

and  segment data on page 22 of the annual report are an integral  part  of these financial statements.

      Sales  for  processed  steel  products and  custom  products  include

$204,338,000 in 1995, $161,602,000 in 1994 and $130,483,000 in  1993  to  a

major  automobile  manufacturer purchasing through decentralized  divisions and subsidiaries in different geographical areas.

NOTE I -- Related Party Transactions

The  Company purchases from and sells to affiliated companies, certain  raw materials and services at prevailing market prices. Sales for fiscal  1995,

1994   and  1993,  totaled  $61  million,  $62  million  and  $55  million,

respectively.  Accounts receivable related to these transactions  were  $12

million  and $9 million at May 31, 1995 and 1994, respectively.   Purchases

for fiscal 1995, 1994 and 1993, totaled $194 million, $168 million and $157

million,  respectively.   Accounts payable related  to  these  transactions

included   $27  million  and  $22  million  at  May  31,  1995  and   1994,

respectively.

NOTE J - Investment in Unconsolidated Affiliates

The Company's investments in affiliated companies which are not majority owned or controlled are accounted for using the equity method. Investments carried at equity and the percentage interest owned consist of Worthington Specialty Processing, partnership (50%), London Industries, Inc. (60%), Worthington Armstrong Venture, partnership (50%), TWB Company, partnership (50%), Acerex, S.A. de C.V. (50%) and Rouge Steel Company (28%).

     The market value of the Company's investment in the class A common stock of Rouge at May 31 1995, ($23.00 per share) was approximately $108 million. In addition the Company owns 1,300,000 shares of class B common stock. At May 31, 1995, the Company's share of the underlying net assets of Rouge exceeded the carrying amount included in investment in unconsolidated affiliates of $79,369,000 by $9,886,000. The excess is being amortized into income by increasing equity in net income of unconsolidated affiliates using the straight-line method over 14 years.

      Financial information for affiliated companies accounted for by the equity method is as follows:

In thousands                        1995         1994         1993
---------------------------------------------------------------------
Current assets                    $569,447     $514,407
Noncurrent assets                  227,315      153,937
Current liabilities                240,044      267,372
Noncurrent liabilities             167,915      166,862
Minority interests                  21,404       21,199
Net sales                        1,386,824   $1,189,470    $1,070,560
Gross margin                       170,234      106,309        58,700
Net income                      $  122,116   $   64,152    $   15,887

      The Company's share of undistributed earnings of unconsolidated affiliates included in consolidated retained earnings was $49,265,000 at May 31, 1995.

NOTE K - Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended May 31, 1995 and 1994:

In thousands,
except per share               Three Months Ended
                    -----------------------------------------
                        Aug.      Nov.      Feb.        May
-------------------------------------------------------------
1995
Net sales           $346,257   $363,276   $370,117   $403,919
Gross margin          52,132     58,008     60,392     68,404
Net earnings          25,448     28,264     28,651     34,323
Earnings per share      $.28       $.31       $.32       $.38

1994
Net sales           $289,890   $295,894   $323,130   $376,220
Gross margin          44,064     43,056     48,179     56,485
Net earnings          19,898     19,412     19,740     25,803
Earnings per share      $.22       $.21       $.22       $.29

                              Report of Management

The management of Worthington Industries is responsible for the preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles appropriate in the circumstances. Management is also responsible for the determination of estimates and judgments used in the financial statements, and the preparation of other financial information included in this annual report to shareholders. The financial statements have been audited by Ernst & Young LLP, independent auditors.

     The management of the Company has established and maintains an accounting system and related internal controls that it believes are sufficient to provide reasonable assurance that assets are safeguarded against unauthorized acquisition, use or disposition, that transactions are executed and recorded in accordance with management's authorization and that the financial records are reliable for preparing financial statements. The concept of reasonable assurance is based on the recognition that the cost of a system of internal control must be related to the benefits derived and that the balancing of the factors requires estimates and judgments. Management considers the recommendations of the internal auditors and independent certified public accountants concerning the Company's system of internal control and takes appropriate actions which are cost effective in the circumstances.

     The Board of Directors has an Audit Committee of Directors who are not members of management. The Audit Committee meets periodically with the Company's management, internal auditors and independent certified public accountants to review matters relating to financial reporting, auditing and internal control. To ensure auditor independence, both the internal auditors and independent certified public accountants have full and free access to the Audit Committee.

/s/ John H. McConnell
John H. McConnell, Chairman & Founder

/s/ John P. McConnell
John P. McConnell, Vice Chairman & CEO

/s/ Donald G. Barger, Jr.
Donald G. Barger, Jr., Vice President-CFO

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Worthington Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Worthington Industries, Inc. and Subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Worthington Industries, Inc. and Subsidiaries at May 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.
                                             /s/ Ernst & Young
                                                 ERNST & YOUNG
Columbus, Ohio
June 15, 1995


SELECTED FINANCIAL DATA


In thousands, except per share       May 31         1995             1994           1993           1992         1991
----------------------------------------------------------------------------------------------------------------------
FINANCIAL RESULTS

Net Sales                                        $1,483,569       $1,285,134     $1,113,242      $971,346     $871,528
Cost of Goods Sold                                1,244,633        1,093,350        938,342       820,587      742,601
                                                 ----------       ----------     ----------      --------     --------
Gross Margin                                        238,936          191,784        174,900       150,759      128,927
Selling, General & Administrative Expense            85,102           72,372         68,809        62,402       57,507
                                                 ----------       ----------     ----------      --------     --------
Operating Income                                    153,834          119,412        106,091        88,357       71,420
Miscellaneous Income                                    573              389            598         1,289        1,039
Interest Expense                                     (6,036)          (3,017)        (3,421)       (3,986)      (4,807)
Equity in Net Income of Unconsolidated Affiliates    38,327           18,851          4,587         5,440        7,416
                                                 ----------       ----------     ----------      --------     --------
Earnings From Continuing Operations Before Taxes
  and Accounting Changes                            186,698          135,635        107,855        91,100       75,068
Income Taxes                                         70,012           50,782         39,907        33,069       27,264
Earnings From Continuing Operations Before       ----------       ----------     ----------      --------     --------
    Accounting Changes                              116,686           84,853         67,948        58,031       47,804
  Per Share                                            1.29             0.94           0.76          0.65         0.54
Depreciation                                         34,129           32,385         29,204        26,887       23,843
Cash Provided By Operating Activities                66,401           60,854         65,924        72,905       35,039
Cash Dividends Declared                              37,212           33,161         29,329        27,127       24,054
  Per Share                                          0.4101           0.3669         0.3270        0.3048       0.2706
Capital Expenditures                                $61,485          $46,554        $29,140       $45,120      $63,319
Average Shares Outstanding                           90,730           90,378         89,699        88,990       88,877

----------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION

Current Assets                                     $451,902         $413,116       $363,513      $311,247     $275,724
Current Liabilities                                 179,228          161,866        139,791       121,008      107,382
                                                  ---------        ---------       --------      --------     --------
Working Capital                                     272,674          251,250        223,722       190,239      168,342
Net Fixed Assets                                    334,917          307,561        293,392       293,456      275,223
Total Assets                                        916,964          798,573        694,209       627,960      570,225
Long-Term Debt                                       53,476           54,136         55,626        57,345       59,032
Shareholders' Equity                                590,332          503,893        438,188       392,295      359,053
  Per Share                                            6.50             5.56           4.86          4.39         4.05
Total Capital                                      $643,808         $558,029       $493,814      $449,640     $418,085
Shares Outstanding                                   90,840           90,561         90,113        89,308       88,702

----------------------------------------------------------------------------------------------------------------------

PERFORMANCE COMPARISON

Profitability (After Taxes)
 Return on Net Sales                                    7.9%             6.6%           6.1%          6.0%         5.5%
 Return on Average Total Assets                        13.6%            11.4%          10.3%          9.7%         8.4%
 Return on Average Total Capital                       19.4%            16.1%          14.4%         13.4%        11.9%
 Return on Average Shareholders' Equity                21.3%            18.0%          16.4%         15.4%        13.6%
Financial Condition
 Current Ratio                                          2.5 X            2.6 X          2.6 X         2.6 X        2.6
 Long-Term Debt/Total Capital                             8%              10%            11%           13%          14%
Asset Use
 Inventory Turnover                                     6.0 X            6.4 X          6.4 X         6.1 X        5.0
 Accounts Receivable/Days Sales                          46               43             45            47           45
Growth
 Net Sales                                             15.4%            15.4%          14.6%         11.5%        -4.7%
 Earnings From Continuing Operations
  Before Accounting Changes                            37.5%            24.9%          17.1%         21.4%       -14.6%
Earnings Per Share From Continuing Operations
  Before Accounting Changes                            37.2%            23.7%          16.9%         20.4%       -12.9%
Cash Dividends Declared Per Share                      11.8%            12.2%           7.3%         12.6%         6.7%
-----------------------------------------------------------------------------------------------------------------------



SHAREHOLDER INFORMATION


Quarterly Volume, Price and Dividend Information

                                                                  NASDAQ
Fiscal 1994       Shares      Average      Price Earnings         Prices           Cash
Quarter Ended     Traded    Daily Volume    Ratio Range        Low      High     Dividends
------------------------------------------------------------------------------------------
August 31       12,384,658      190,533        25-29          $18.50   $21.67     $0.087
November 30     19,720,615      313,026        21-27          $16.75   $21.00     $0.090
February 28     10,159,228      163,859        22-27          $17.25   $21.00     $0.090
May 31           8,686,601      137,883        22-24          $18.25   $20.50     $0.100

Fiscal 1995
Quarter Ended
------------------------------------------------------------------------------------------
August 31        9,542,161      146,802        19-24          $17.50   $22.00     $0.100
November 30     15,776,732      250,424        19-23          $19.25   $23.50     $0.100
February 28     12,795,463      209,762        17-20          $18.75   $21.75     $0.100
May 31          14,825,214      231,643        15-19          $18.13   $22.38     $0.110

At May 31, 1995 (10,087 Shareholders)

Share Trading
Shares of Worthington Industries common stock are traded in the over-the-counter market as part of the NASDAQ National Market System. The Company is identified by the NASDAQ symbol "WTHG" and in most newspaper listings as "WorthtnInd."